 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
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Filed by a party other than the Registrant  ☐

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NVE Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders,
We continued strong earnings the past year and reported strong sequential growth in the most recent quarter. We remain focused on developing innovative products and promoting our products with trade shows, newsletters, evaluation kits, and demonstration videos. We have invested in R&D, new equipment, and inventories. In the past year we completed an expansion to enable future growth.

Strong Earnings
High-value products allowed us to weather industry weakness in the first three quarters of the past fiscal year. We were pleased to report strong earnings for fiscal 2025 despite a revenue decrease for the full year.

Product Innovation
Our products acquire and transmit information and power. We develop technologies for high-value market opportunities such as the industrial internet of things and medical devices. Last year’s product innovations included:
     •  high-sensitivity ultraminiature sensors;
     •  a new type of rotation sensor;
     •  our first wafer-level chip-scale sensors;
     •  advanced position sensors; and
     •  new product evaluation boards.

Please visit our website or YouTube channel for more information and demonstrations of these unique products.

Medical Device Partnerships
We are proud to partner with leading medical device suppliers on life-changing devices that demand the highest quality and reliability, and in 2025, we extended a partnering agreement with Abbott Laboratories.

R&D for the Future
R&D expenditures increased 33% in the past fiscal year. These investments will drive future growth. Medium-term product development programs the past year included next-generation MRAM for antitamper applications, next-generation sensors for medical devices, ultrahigh-sensitivity TMR sensors, next-generation sensors for hearing aids and implanted medical devices, and wafer-level chip-scale devices.

Aggressive Expansion
Construction for a multimillion-dollar expansion has been completed, and the investments will increase our capacity and capabilities, including wafer-level chip-scale manufacturing. Wafer-level chip-scale parts extend our market advantage as the world’s smallest devices of their type. These parts will also allow us to be more self-sufficient and capture more value by eliminating the need for outsourced packaging.

Enhancing Shareholder Value
As reported in the accompanying proxy statement, your Total Shareholder Return for the past three fiscal years was 39%. We remain committed to generous dividends to enhance shareholder value, returning over $200 million—more than $42 per share—since we started paying dividends ten years ago.

Well Positioned
High-value products, inventory investments, and unique self-sufficiency position us to thrive in a fluid international trade environment. The stage is set for renewed growth. We will begin reaping the benefits of our investments in capacity and product development in the coming year.

Thank you for your support.
Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2025. Actual results could differ materially from the information provided, and we undertake no obligation to update forward-looking statements.